EXHIBIT 10.60

HIBERNIA CORPORATION
EARLY RETIREMENT AGREEMENT

        THIS EARLY RETIREMENT AGREEMENT (the “Agreement”) is made and executed as of the 3rd day of June, 2003 (the “Effective Date”), by and among Richard G. Wright, an individual of the full age of majority (the “Officer”), Hibernia Corporation, a Louisiana corporation, and Hibernia National Bank, a national banking association organized and existing under the laws of the United States (Hibernia Corporation and Hibernia National Bank, together with its and their direct and indirect subsidiaries, are collectively referred to herein as “Hibernia”).

        WHEREAS, Hibernia and Officer have agreed that as of May 6, 2003, Officer will voluntarily resign and take early retirement (the “Separation Date”); and

        WHEREAS, Hibernia and Officer intend the terms and conditions of this Agreement to govern all issues related to Officer’s employment with and retirement from Hibernia; and

        WHEREAS, Hibernia has advised Officer to consult with a lawyer before signing this Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto agree as follows:

        1.        Cessation of Employment. As of the Separation Date, the parties hereby acknowledge and agree that Officer shall take early retirement and his employment with Hibernia shall voluntarily terminate. As of the Separation Date, Officer voluntarily resigns and relinquishes his positions with Hibernia, including, but not limited to, his position and duties as Senior Executive Vice President of Hibernia Corporation and Hibernia National Bank, and he voluntarily resigns as a director, officer and/or manager of any and all subsidiaries of Hibernia Corporation and/or Hibernia National Bank. Officer acknowledges and agrees that, as of the Separation Date, he will no longer have any authority to act on behalf of Hibernia or to sign any documents binding Hibernia and will be entitled only to those payments and benefits specifically set forth in this Agreement.

        2.        Payments. Hibernia agrees to pay Officer an aggregate amount equal to Two Hundred Seventy-Four Thousand, Ninety-Two and NO/100 ($274,092.00) Dollars, as described below:

    (a) Two Hundred Thirty One Thousand, Three Hundred and NO/100 ($231,300.00) Dollars (an amount equal to Officer’s annual base pay), which amount shall be in consideration for the agreements of Officer contained herein other than the agreements contained in paragraph 8 (Release) hereof, and

    (b) The sum of Thirty-Two Thousand, Three Hundred Eighty Two and NO/100 ($32,382.00) Dollars (an amount equal to 70% of Officer’s target bonus of 60% of annual base pay for four months) and Ten Thousand Four Hundred Ten and NO/100 ($10,410.00) Dollars (an amount equal to the cost of group medical coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)), which amount shall be in consideration for the agreements of Officer contained in paragraph 8 (Release) hereof.

        Such amount shall be payable in a single payment subject to federal and state income and employment taxes (using, for federal tax withholding, the supplemental 25% rate), such payment to be made within ten (10) days after the last to occur of: (i) the full execution of this Agreement, (ii) the Separation Date or (iii) the end of the revocation period referred to in Section 15(c) of this Agreement (the last to occur of items (i), (ii) and (iii) referred to as the “Payment Trigger Date”).

        Officer acknowledges and agrees that approximately one-half of the amount payable to him under paragraph 2(a) and that the entire amount payable to him under paragraph 2(b) hereof are in excess of any amount that Officer might be eligible to receive under Hibernia’s regular severance pay policy or program and are in excess of any amount to which Officer may be entitled on account of his employment with Hibernia or for services he performs for Hibernia. Officer acknowledges and agrees that he has no agreement with Hibernia that gives him any right or claim to such excess without the execution of this Agreement. Officer acknowledges and agrees that the consideration under paragraph 2(b) hereof is sufficient compensation for the agreements set forth in paragraph 8 (Release) hereof and that the excess consideration under paragraph 2(a) hereof is sufficient compensation for the other agreements of Officer contained in this Agreement.

        3.        Payment for Unused Vacation. Hibernia further agrees to pay Officer the amount of Fourteen Thousand Two Hundred Thirty Four and NO/100 ($14,234.00) Dollars in vacation pay, subject to federal and state income and employment taxes, to be paid within ten (10) days after the Payment Trigger Date (or such earlier time as may be required by law), representing payment in full of Officer’s accrued but unused vacation.

        4.        Outplacement Services and Use Agreement. (a) As further consideration for the agreements of Officer contained herein other than the agreements contained in paragraph 8 (Release) hereof, Hibernia agrees to pay, directly to Drake Beam Morin, the reasonable fees and expenses (not to exceed $10,000 in the aggregate) for up to six continuous months of outplacement services to be provided to Officer, such services to commence within forty-five (45) days after the Payment Trigger Date. Such services shall cease when the time period or cost described above is reached or, if earlier, when Officer obtains employment. Officer agrees to notify Hibernia promptly upon commencing outplacement services and upon obtaining employment.

        (b)        Hibernia agrees that Officer may use Hibernia’s membership at English Turn Country Club at Officer’s expense for a period to end at the earlier of twenty-four (24) months following the Separation Date or the date Officer obtains employment, provided that nothing herein shall be construed to require Hibernia to maintain such membership during such period and provided further that Hibernia may terminate the arrangement provided for in this paragraph 4(b) at any time upon ten days notice to Officer, in which case the arrangement shall cease at the later of (i) the end of the monthly period for which Officer has already paid as of the date of the notice of termination of the arrangement or (ii) ten days from the date notice of termination of the arrangement is given (as described in paragraph 21) to Officer.

        5.        No Additional Benefits. Officer acknowledges and agrees that the payments expressly provided for in paragraphs 2 and 3 above and the benefits expressly provided for in paragraph 4 above (together with benefits accrued prior to the Separation Date under the terms of any plan maintained by Hibernia in which Officer participated as of such date and any other benefits described in this paragraph 5) constitute the only payments and benefits to which Officer is entitled, that such payments and benefits are in lieu of any other severance or separation arrangements provided for by Hibernia and that Officer’s coverage under any benefit plan, program, policy or arrangement sponsored or maintained by Hibernia shall cease as of the Separation Date.

        Officer acknowledges and agrees that as of the Separation Date, Hibernia shall cease, whether directly or indirectly, to pay premiums for any policy of insurance with respect to which Officer is named as the insured and any such policy shall lapse, be canceled or otherwise disposed of in accordance with its terms and the terms of any ancillary or collateral documents related thereto. Officer agrees to cooperate with reasonable requests made by Hibernia with respect to the disposition of any such insurance. Officer acknowledges and agrees that no characterization by the parties of Officer’s cessation of employment as early retirement shall make him eligible for retirement benefits for which he does not otherwise qualify under the terms of any other benefit plans or compensation practices. Officer further acknowledges and agrees that no payment made by Hibernia pursuant hereto is subject to any employer matching obligation or any other employer contribution under any benefit or deferred compensation plan, whether or not any such payment is characterized as salary continuation, wages or compensation.

        6.        No Relinquishment of Certain Rights. Notwithstanding the foregoing paragraph 5 or the provisions of paragraph 8, Officer shall not be deemed to have relinquished any of the following: (i) claims for the payment or distribution of benefits accrued prior to the Separation Date under any employee benefit plans maintained by Hibernia in which Officer participated as of such date, (ii) any claim for indemnification as an officer of Hibernia under any applicable law or Hibernia’s Articles of Incorporation, Articles of Association or By-Laws in effect while Officer was an officer of Hibernia to the extent such law or provisions apply to former officers and apply to Officer, (iii) any claim to receive or be defended under insurance coverage in effect as of the Separation Date that covered Officer prior to the Separation Date and that applies to former officers of Hibernia (but only to the extent that such coverage remains in effect without the purchase by Hibernia of any additional or tail coverage) or (iv) any rights accorded Officer by law under COBRA.

        7.        Option Agreements. Officer acknowledges that, as of the Separation Date, he holds the following stock options under the Company’s Long-Term Incentive Plan (“LTIP”): (i) an option granted on March 25, 1994 to purchase an aggregate of 15,000 shares of Hibernia Common Stock at an exercise price of $7.9375 per share; (ii) an option granted on January 23, 1995 to purchase an aggregate of 30,000 shares of Hibernia Common Stock at an exercise price of $6.9375 per share; (iii) an option granted on March 18, 1996 to purchase an aggregate of 35,000 shares of Hibernia Common Stock at an exercise price of $10.1875 per share; (iv) an option granted on May 21, 1996 to purchase an aggregate of 5,000 shares of Hibernia Common Stock at an exercise price of $10.4375 per share; (v) an option granted on January 27, 1997 to purchase an aggregate of 45,000 shares of Hibernia Common Stock at an exercise price of $13.4375 per share; (vi) an option granted on January 27, 1998 to purchase an aggregate of 50,000 shares of Hibernia Common Stock at an exercise price of $18.2813 per share; (vii) an option granted on January 26, 1999 to purchase an aggregate of 45,000 shares of Hibernia Common Stock at an exercise price of $16.0938 per share; (viii) an option granted on January 25, 2000 to purchase an aggregate of 52,200 shares of Hibernia Common Stock at an exercise price of $9.9063 per share (only 39,150 of which are exercisable as of the Separation Date); (ix) an option granted on January 23, 2001 to purchase an aggregate of 20,000 shares of Hibernia Common Stock at an exercise price of $13.47 per share (only 10,000 of which are exercisable as of the Separation Date); (x) an option granted on November 20, 2001 to purchase an aggregate of 10,000 shares of Hibernia Common Stock at an exercise price of $16.79 per share (none of which are exercisable as of the Separation Date); (xi) an option granted on January 28, 2002 to purchase an aggregate of 30,000 shares of Hibernia Common Stock at an exercise price of $17.955 per share (none of which are exercisable as of the Separation Date); and (xii) an option granted on January 27, 2003 to purchase an aggregate of 40,000 shares of Hibernia Common Stock at an exercise price of $18.525 per share (none of which are exercisable as of the Separation Date). Officer acknowledges that, under the terms of the options held by him, the options issued under the LTIP will expire, unless earlier exercised, on May 6, 2004, which is one year after the Separation Date, and only the options that are vested as of the Separation Date may be exercised. Officer further acknowledges that no additional options will vest after the Separation Date. Officer agrees that amounts treated as compensation upon exercise of any of the foregoing options shall be subject to withholding as supplemental wage payments for federal and state income tax purposes and for employment tax purposes.

        8.        Release. Subject to the provisions of paragraph 15(a) hereof, as of the date of execution of this Agreement, Officer hereby irrevocably and unconditionally, knowingly and voluntarily, waives, releases, discharges, covenants not to sue, and to discontinue with prejudice, all actions, liabilities, demands, claims, actions, causes of action and/or suits whatsoever, known or unknown, which Officer or anyone acting on his behalf has against Hibernia, its or their present and/or former directors, officers, agents, administrators, direct or indirect subsidiaries, parents, divisions, affiliates, related companies or entities, employee benefit plans, insurers, stockholders, employees and/or other persons acting on behalf of each of them, together with their predecessors, successors and assigns (hereafter collectively referred to as the “Releasees”) in any way relating to or arising directly or indirectly out of or in connection with Officer’s employment by or with and/or termination of employment from Hibernia and/or as a result of any matter arising on or before the date of Officer’s execution of this Agreement, including without limitation any and all rights and claims for any alleged violations or alleged causes of action which could be alleged under or in: (i) any labor, equal employment opportunity, employee benefit, contract, tort, civil rights or other federal, state or local constitution, law, statute, ordinance, order, rule or regulation, including, without limitation, any claims arising under the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Civil Rights Acts of 1964 and 1991, as amended, the Americans with Disabilities Act or the federal Age Discrimination in Employment Act (“ADEA”) (as any of such acts may be amended from time to time), (ii) any section or portion of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the rules and regulations thereunder, except claims for the payment or distribution of vested benefits arising under the employee benefit plans maintained by Hibernia in which Officer participated prior to the Separation Date and (iii) any other theory of law seeking damages, attorneys’ fees or other rights against Hibernia or any of the other Releasees, including, without limitation, any claims of discrimination with respect to any of the foregoing, any claims for breach of express or implied contract, personal injury, harm, wrongful discharge, tort, defamation, intentional infliction of emotional distress, invasion of privacy or negligence, any claims arising from any legal restrictions on Hibernia’s right to terminate its employees and any claims for wages or other compensation (except claims for the payment or distribution of vested benefits arising under the employee benefit plans maintained by Hibernia in which Officer participated prior to the Separation Date). Notwithstanding the foregoing, this paragraph 8 does not release any claim for rights arising under this Agreement.

        9.        Non-Solicitation Agreement. For the period commencing on the Separation Date and ending on May 6, 2005 (the second anniversary of the Separation Date), Officer agrees that he will not, directly or indirectly, for himself or on behalf of any other person, firm, partnership, corporation or other entity, solicit, induce, recruit, encourage, advise or counsel any customer of Hibernia within the Restricted Area (as defined below) to do business with another person or entity that engages in all or part of the business in which Hibernia engages as of the Separation Date or otherwise to take away such customer or attempt to do any of the foregoing. The parties acknowledge and agree that the business in which Hibernia engages as of the Separation Date is the banking and financial services business (including but not limited to the commercial, retail, consumer and small business banking, trust, insurance and securities business and including but not limited to developing, providing, offering, selling, marketing, arranging or brokering banking or financial products or services or providing advice with respect to banking or financial products or services, which products or services include but are not limited to credit, leasing, capital markets, interest rate, agency, risk management, treasury management or syndication advice, products or services). For the period commencing on the Separation Date and ending on May 6, 2005 (the second anniversary of the Separation Date), Officer agrees that he will not, directly or indirectly, for himself or on behalf of any other person, firm, partnership, corporation or other entity, employ, solicit, induce, recruit, encourage, advise or counsel any employee or agent of Hibernia to leave their employment, or take away such employees or agents or attempt to solicit, induce, recruit, encourage or take away such employees or agents. The parties agree that each of the foregoing prohibitions in this paragraph 9 is intended to constitute a separate restriction. Accordingly, should any such prohibition be declared invalid, illegal or unenforceable for any reason, such prohibition shall be deemed severable from and shall not affect the remainder thereof. The parties further agree that the foregoing restrictions are reasonable in both time and geographic scope. For purposes of this Agreement, the Restricted Area shall mean all of the following parishes and counties in the States of Louisiana and Texas: (i) the following parishes in the State of Louisiana: Allen, Ascension, Assumption, Avoyelles, Bossier, Caddo, Calcasieu, Cameron, Claiborne, De Soto, East Baton Rouge, East Carroll, Iberia, Jefferson, Jefferson Davis, Lafayette, Lafourche, Livingston, Madison, Morehouse, Orleans, Ouachita, Rapides, St. Bernard, St. Charles, St. John the Baptist, St. Mary, St. Tammany, Tangipahoa, Terrebonne, Vermilion, Washington, Webster and West Carroll and (ii) the following counties in the State of Texas: Anderson, Angelina, Bowie, Camp, Cass, Cherokee, Colin, Dallas, Denton, Gregg, Harris, Harrison, Jefferson, Lamar, Nacogdoches, Orange, Smith, Travis and Wood.

        10.        Return of Property. Officer agrees that on or reasonably promptly after the Separation Date, he shall deliver to Hibernia (and not retain, keep copies of or destroy) any and all property of Hibernia, including, but not limited to, keys, credit and identification cards, phone cards, cellular phones, computers, files, contact information for clients and customers, policies and procedures, handbooks, mailing lists and customer lists and all other files and documents relating to Hibernia, its plans, its business or its affairs, together with all written or recorded materials, documents, computer discs, plans, records, notes or other papers belonging to Hibernia.

        11.        Confidentiality. Officer agrees to hold all “Confidential Information” and “Trade Secrets” (both as defined below) of Hibernia and its customers in trust and in the strictest confidence, except as may be required by court order, subpoena, judicial process or, in the written opinion of counsel to Officer, required by law; and, in any event, if such disclosure is requested or required, Officer agrees to promptly notify Hibernia and permit Hibernia to take any such action it may deem appropriate to protect the information from disclosure. For purposes of this Agreement, “Confidential Information” includes all information relating to Hibernia and its customers’ business practices, products, services, finances, management, strategy, profits and overhead, which Officer learned or which were made available to Officer as a result of his employment with Hibernia, provided that, “Confidential Information” does not include any such information which, at the time of disclosure, is in the public domain through no breach by Officer of his obligation of confidentiality. For purposes of this Agreement, “Trade Secrets” are all information regarding Hibernia and its customers which (i) derives any economic value from being not generally known or readily ascertainable by others who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or (iii) has the meaning assigned by Louisiana’s Uniform Trade Secrets Act, La. Rev. Stat. Sections 51:1431 et seq.

        12.        Business Reputation. Officer agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning or disparaging the name or business reputation of Hibernia or any of its employees, officers, directors, agents or advisors or which adversely affects (or may reasonably be expected adversely to affect) the business, operations, prospects, goodwill, reputation and/or best interests (economic or otherwise) of any of them, except (i) where such action is required by law, court order, subpoena, other judicial process or is authorized by the Chief Executive Officer of Hibernia and (ii) sufficient written notice of such action is given so that appropriate steps may be taken to protect the business, operations, prospects, goodwill, reputation and/or best interests of Hibernia. Hibernia agrees to refrain from making or publishing any statements, claims, allegations or assertions which it believes have or may reasonably be expected to have the effect of demeaning or disparaging the name or business reputation of the Officer except (i) where such action is required by law, court order, subpoena, other judicial process or is authorized by the Officer and (ii) sufficient written notice of such action is given so that appropriate steps may be taken to protect the prospects, goodwill, reputation and/or best interests of the Officer.

        13.        Cooperation. With respect to any claim asserted by or brought against Hibernia and/or against Officer in his former capacity as an employee or officer of Hibernia, Officer, upon reasonable notice and at the written request of an authorized officer of Hibernia, and without requiring a court order or other compulsion, agrees to make himself and any necessary records or documents in his possession reasonably available to Hibernia for reasonable time periods to prosecute or defend any such claim; and Officer will use his best efforts to cooperate with Hibernia in prosecuting or defending any such claim. Officer further agrees to cooperate with reasonable requests made by Hibernia to effectuate the provisions of this Agreement. In any case where Officer, at the express request of an executive officer of Hibernia, is required to travel pursuant to the provisions of this paragraph 13 (excluding any instance where Hibernia and Officer are on opposite sides of the litigation, are in any other opposing position or are in possible adverse positions), Officer shall be entitled to receive reimbursement of reasonable travel costs incurred by Officer in connection therewith and shall also be entitled to receive reimbursement of other reasonable out-of-pocket expenses incurred by Officer and pre-approved by Hibernia in connection therewith.

        14.        Remedies. In the event of a breach or threatened breach by Officer of any of the provisions of paragraphs 9, 10, 11, 12 and/or 13 hereof, Officer agrees that Hibernia shall be entitled to a temporary restraining order or a preliminary injunction (without the necessity of posting bond in connection therewith). Nothing herein shall be construed to prohibit Hibernia from pursuing any other remedy available to it for any breach or threatened breach, including the recovery of damages from Officer.

        15.        Disclosure and Waiver. Officer understands and acknowledges that the payment to him of the amount provided for in paragraph 2(b) hereof is in excess of any amount to which he is otherwise entitled with respect to his employment or the cessation thereof and that such amount is sufficient to support the release and waiver contained herein. Officer understands and agrees that his receipt of the amount provided for in paragraph 2(b) of this Agreement is conditioned upon his signing this Agreement, which includes the following specific provisions and waivers which he acknowledges are entered into by him knowingly and voluntarily:

(a)

The parties acknowledge that the Equal Employment Opportunity Commission (“EEOC”) has issued a “Guidance on Waivers Under Civil Rights Laws,” in which the EEOC asserts that an employer cannot interfere with an employee’s right to file charges of discrimination under federal civil rights laws and that an employer cannot interfere with an employee’s right to testify, assist or participate in any EEOC proceeding. The parties acknowledge that nothing contained in this Agreement is intended to extract a promise not to file a charge or appear in an EEOC proceeding, but rather to waive Officer’s right to recovery in any lawsuit brought by the EEOC or involving any claim otherwise waived herein.

(b)

In order to comply with OWBPA, Officer has been advised of the legal requirements of and rights and claims arising under that Act and agrees to the following additional provisions and waivers pursuant to that Act:

(i)	Officer understands and agrees that he is not waiving any rights or claims that may arise after the date on which he signs this Agreement and waiver;

(ii)	Officer understands and has been advised of his right to consult with an attorney prior to executing this Agreement and waiver;

(iii)

Officer understands and acknowledges that the payment to him of the amounts provided for herein will constitute receipt by him of consideration beyond anything of value to which he may otherwise be entitled and that the payments described herein are sufficient to support the terms of this Agreement;

(iv)

Officer understands and acknowledges that he has at least twenty-one (21) days from the date on which this Agreement was provided to him (which was May 2, 2003) within which to consider this Agreement and if Officer executes this Agreement prior to the end of such twenty-one (21) day period, he will be deemed to have waived the balance of the period;

(v)	Officer understands that if the terms of this Agreement are modified, any such modification shall not extend or otherwise modify the twenty-one (21) day period provided above; and

(vi)	Officer understands and acknowledges that he is waiving any rights and claims he may have under the ADEA and OWBPA.

(c)

Officer understands that he has the right to revoke this Agreement within seven (7) days after signing it, that this Agreement shall not become effective or enforceable until such seven (7) day period has expired and that, as a result, Officer will not receive any amounts provided for hereunder until that period has expired. Any revocation must be delivered to Hibernia at the following address: Michael S. Zainey, Human Resources Director, Hibernia Corporation, 225 Baronne Street, 26th Floor, New Orleans, LA 70112.

        16.        Business Protection Agreement. Officer agrees that contemporaneously with the execution of this Agreement, he shall enter into a separate Business Protection Agreement, attached hereto as Exhibit A.

        17.        Amendment; Waivers. This Agreement may only be amended or modified by an agreement in writing among the parties hereto. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

        18.        Governing Law. This Agreement shall be governed by, and interpreted in accordance with, applicable provisions of federal law, including the ADEA and the OWBPA. To the extent that federal law does not apply, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Louisiana applicable to agreements made and entirely to be performed within such State without reference to conflicts of laws principles.

        19.        Expenses. Each party hereto will bear all expenses incurred by him or it in connection with this Agreement, including the fees, expenses and disbursements of his or its counsel and advisors.

        20.        No Assignment. Except by operation of law, neither party hereto may assign any of his or its rights or obligations under this Agreement to any other person without the prior written consent of the other party.

        21.        Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, if sent by registered or certified mail, postage prepaid, or if sent by a nationally recognized overnight delivery service to the addresses listed below and shall be deemed to have been given as of the date so personally delivered or three days after being so mailed or as of the date delivered by an overnight delivery service: If to Hibernia: Michael S. Zainey, Human Resources Director, Hibernia National Bank, 225 Baronne Street, 26th Floor, New Orleans, LA 70112; and if to Officer: [address]. Either party may change the address to which notice shall be given by providing notice of such change in accordance with the provisions of this paragraph 21.

        22.        Arbitration. Subject to the provisions of paragraph 14 hereof, in the event that any dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, in accordance with the Federal Arbitration Act, the parties agree that such dispute or claim will be resolved exclusively by arbitration. Any arbitration proceeding related to this Agreement will be conducted in accordance with the rules of the American Arbitration Association (“AAA”). Hibernia and Officer agree that any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the parties (or, if the parties cannot mutually agree on an arbitrator, the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and binding in accordance with applicable law. The venue for any arbitration proceeding under this paragraph 22 and the venue for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) will be in New Orleans, Louisiana.

        23.        Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        24.        Severability. In the event any provision of this Agreement shall be held to be illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability thereof shall not affect the remaining provisions hereof, but such illegal, invalid or unenforceable provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had never been included herein.

        25.        Entire Agreement. This Agreement, together with the Business Protection Agreement between the parties to be executed contemporaneously herewith and attached hereto as Exhibit A, supersede any and all oral or written agreements and understandings heretofore made relating to the subject matter of such Agreements and contain the entire agreement of the parties relating to the subject matter of such Agreements. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors. Nothing in this Agreement is intended to or shall be construed to confer upon or to give any person other than the parties hereto and the Releasees any rights, remedies, obligations or liabilities under or by reason of this Agreement except as expressly provided herein. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one agreement.

        26.        Status of Agreement. Officer acknowledges that payments hereunder shall be made from the general assets of Hibernia and that the terms of the Agreement are not intended to create a trust or other fiduciary relationship.

        Officer further acknowledges and agrees that he has not been designated by Hibernia as eligible to receive benefits under the Hibernia Corporation 2003 Special Severance Pay Plan (the “Plan”), that he is not a participant in that Plan and that he is not entitled to any benefits under that Plan.

        Officer further acknowledges that this Agreement is intended to be an unfunded deferred compensation arrangement for the benefit of key management employees of Hibernia, within the meaning of ERISA. As such, this Plan is not intended to constitute an employee benefit plan under ERISA, which is subject to the provisions of Parts 2, 3 and 4 of Title I of ERISA. In accordance with such intent, any obligation of Hibernia to pay benefits hereunder shall be deemed to be an unsecured promise, and any right of Officer to enforce such obligation shall be solely as a general creditor of Hibernia.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date set forth above.

HIBERNIA CORPORATION	HIBERNIA NATIONAL BANK

By: /s/ Russell S Hoadley	By: /s/ Russell S. Hoadley
Name: Russell S. Hoadley	Name: Russell S. Hoadley
Title: EVP/Public Affairs	Title: EVP/Public Affairs
Date: June 3, 2003	Date: June 3, 2003

Officer:

/s/ Richard G. Wright
Richard G. Wright
Date: June 3, 2003